Exhibit 99.1

Schedule I Condensed Financial Information of Registrant

ARCHIPELAGO LEARNING, INC.

BALANCE SHEETS

	As of December 31,
	2011	2010
	(in thousands)
Assets
Cash and cash equivalents	$15,411	$15,373
Deferred tax assets	—	2,875
Receivable from subsidiary	382	200
Note receivable from subsidiary	25,650	25,650
Investment in subsidiaries	80,903	66,173

Total assets	$122,346	$110,271

Liabilities and Equity
Income taxes payable	$157	$—
Long-term deferred tax liabilities	—	2,954

Total liabilities	157	2,954
Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2011 and 2010)	—	—
Common stock ($0.001 par value, 200,000,000 shares authorized, 26,340,135 and 26,354,198 shares issued and outstanding at December 31, 2011 and 2010, respectively)	26	26
Additional paid-in capital	98,356	95,395
Accumulated other comprehensive income	1,497	1,531
Retained earnings	22,310	10,365

Total stockholders’ equity	122,189	107,317

Total liabilities and stockholders’ equity	$122,346	$110,271

STATEMENTS OF INCOME

	Years Ended December 31,
	2011	2010
	(in thousands)
Interest income	$220	$253
Gain on investment in subsidiaries	11,802	3,299

Net income before tax	12,022	3,552
Provision for income tax	77	100

Net income	$11,945	$3,452

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$11,945	$3,452
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accrued interest on intercompany note	(182)	(182)
Deferred income taxes	(80)	79
Gain on investment in subsidiary	(11,802)	(3,299)
Changes in operating assets and liabilities:
Investment in subsidiaries	—	(32,792)
Change in taxes payable	157	(540)

Net cash provided by (used in) operating activities	38	(33,282)

Cash flows from investing activities
Net cash used in investing activities	—	—

Cash flows from financing activities
Net cash provided by financing activities	—	—

Net change in cash and cash equivalents	38	(33,282)
Beginning of period	15,373	48,655

End of period	$15,411	$15,373